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Exhibit 99.2

Contact: Melody Craigmyle Tel: (410) 581-8080 MCraigmyle@avatechsolutions.com
Kam Lidder Cross Border Communications Tel: (604) 421-5247
11400-A Cronridge Dr. Owings Mills, MD 21117	Kam@crossborderpr.com
FOR IMMEDIATE RELEASE

Avatech Solutions Announces Close of Merger with PlanetCAD

Combined Company Is Well-Positioned to Deliver Superior Quality
Assurance and Design Automation Solutions to Expanded Customer Base

November 19, 2002—OWINGS MILLS, MD—Avatech Solutions, Inc. today announced it has completed its merger with PlanetCAD, Inc. [see releases dated October 15, 2002 and May 2, 2002]. The merger creates a leading provider of design automation and quality assurance solutions to customers in the manufacturing, building design, civil engineering and GIS sectors. The company, to be known as Avatech Solutions, Inc, expects its stock to trade on the OTCBB this week and will announce the commencement of trading and the stock symbol at that time.

Pursuant to the terms of the merger, PlanetCAD issued registered shares of its common stock in exchange for all of the outstanding common stock of Avatech Solutions, Inc. As a result of the merger, the previous PlanetCAD's shareholders own 25% and Avatech's shareholders own 75% of PlanetCAD's outstanding common stock.

W. James "Jim" Hindman, who previously founded and led two successful public companies, Jiffy Lube International and Youth Services International, today was named Chairman of the Board of Avatech Solutions, Inc [see release dated October 25, 2002]. Hindman identified the combined company's board members as: Henry D. Felton, Charles O. Heller, Ph.D., Donald R. "Scotty" Walsh, John W. Sasser, James A. Fanella and Eugene J. Fischer.

Stated Hindman, "The synergy resulting from this merger will clearly position Avatech as an industry leader ready to deliver the superior value that our customers, employees, partners and shareholders expect. Avatech is poised to fulfill long-term strategic goals for growth by taking full advantage of enhanced global distribution channels and a proven product development center—giving our industry the best professionals and resources available anywhere."

Success Builds on Synergy
The company is expected to have a combined client base of over 20,000 worldwide customers and 175 employees throughout 22 locations, with anticipated combined revenues of US $32 million. The combined organization specializes in software development, technical support, training and consulting aimed at improving design and documentation efficiencies and the seamless integration of workflow processes. The alliance builds on the success of PlanetCAD's PrescientQA™ design-quality engineering and supply chain software—enabling Avatech to expand from being a national value-added reseller to an international software development and services company. Reaffirming its relationship with Autodesk, the company has plans to immediately launch its first new post-merger product on an Autodesk platform. The company headquarters will remain in Owings Mills, Maryland with a development center in Boulder, Colorado.

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About Avatech Solutions
Avatech Solutions, Inc. is a leading provider of design automation and quality assurance solutions for the manufacturing, building design, civil engineering and GIS markets. Headquartered in Owings Mills, Maryland, the company specializes in software development, technical support, training and consulting aimed at improving design and documentation efficiencies and the seamless integration of workflow processes.

Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of engineering document management solutions. The company is the developer of the award-winning PrescientQA™ quality assurance software and cycle time reduction products for the manufacturing supply chain.

Avatech serves 20,000 clients worldwide including the industry leaders from Fortune 1000 and Engineering News Record's Top 500 companies. Visit www.avatechsolutions.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies relating to the merger of Avatech Solutions, Inc. and PlanetCAD, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and PlanetCAD and their industry, and other factors that could affect Avatech's financial results, are included in PlanetCAD's Securities and Exchange Commission filings, including, but not limited to, PlanetCAD's annual report on Form 10KSB for the year ended December 31, 2001, its quarterly reports on form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2002, and the proxy statement/prospectus relating to the merger of Avatech and PlanetCAD. Investors and shareholders may obtain a free copy of these documents at the SEC's web site at www.sec.gov, or by contacting Gary Rever at Tel: (410) 902-6900 or email investors@avat.com.

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  Exhibit 99.2